SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-A/A
                               Amendment No. 2



                For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934



                           SMT Health Services Inc.
            (Exact name of registrant as specified in its charter)


                                    0-19894
                                 (SEC File No.)




             Delaware                                   25-1672183
(State of incorporation or organization)  (I.R.S. Employer Identification No.)



       10521 Perry Highway
       Wexford, Pennsylvania                                15090
       Phone:  (412) 933-3300                            (Zip Code)
 (Address of principal executive officers)




Securities to be registered pursuant to Section 12(b) of the Act:  None.




Securities to be registered pursuant to Section 12(g) of the Act:


                   Preferred Stock Purchase Rights
                        (Title of Class)




Item 1.     Description of Registrant's Securities to be Registered

On November 8, 1995, the Board of Directors of SMT Health Services Inc. (the "Company") adopted a Preferred Stock Purchase Rights Plan (the "Plan"). A summary of the material terms of the Plan can be found in Item 1 of the Company's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on December 6, 1995, which is incorporated herein by reference.

On June 23, 1997, the Board of Directors of the Company amended the Rights Agreement so that (i) neither Three Rivers Holding Corp., a Delaware corporation ("Parent") nor Three Rivers Acquisition Corp., a Delaware corporation ("Purchaser") will become an "Acquiring Person" under the Rights Agreement and (ii) the execution, delivery and performance of the Merger Agreement dated as of June 24, 1997 by and among Parent, Purchaser and the Company and the Stockholder Agreement by and among Parent, Purchaser, the Company, Jeff D. Bergman, Daniel Dickman, David W. Spindler and David A. Zynn do not, and the commencement or consummation of the Offer and the Merger (each as defined in the Merger Agreement) and the other transactions contemplated under the Merger Agreement and the Stockholder Agreement (including pursuant to any amendment thereto) will not, result in the grant of any rights to any person under the Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered, and the Rights will expire without any further force or effect as of the Effective Time (as defined in the Merger Agreement). The Company has not exempted (or taken any other action tantamount to exempting) any person or entity from the potential application of the Rights Agreement.

A complete description and terms of the Rights as amended are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), a copy of which has been filed with the Securities and Exchange Commission as an exhibit to the Form 8-A/A dated November 8, 1995, and an Amendment to the Rights Agreement, a copy of which is filed herewith. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is hereby incorporated herein by reference.


Item 2.     Exhibits

  Amendment dated as of June 23, 1997 to the Rights Agreement, dated as of November 8, 1995, between SMT Health Services Inc. and American Stock Transfer & Trust Company, as Rights Agent (filed as and incorporated herein by reference to Exhibit (c)(11) to the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on June 30, 1997).





Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.



                                   SMT Health Services Inc.

                                   Date:  July 2, 1997

                                   By:            /s/ David A. Zynn
                                                  David A. Zynn

                                   Title:Chief Financial Officer, Treasurer
                                         and Assistant Secretary